                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pan Pacific Retail Properties, Inc.:

     We consent to the use of our reports included herein and to the references to our firm under the headings "Summary Selected Consolidated Financial Data," "Selected Consolidated Financial Data" and "Experts" in the prospectus. The reports on the statements of revenue and certain expenses for The Oregon Portfolio and San Dimas Marketplace each contain a paragraph indicating that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of The Oregon Portfolio's and San Dimas Marketplace's revenue and expenses.

                                          /s/ KPMG Peat Marwick LLP

San Diego, California

April 24, 1998